Exhibit 10.13

LICENSE AGREEMENT OF CAR PARKING SPACE

To:

The Center (Car Parks 3) Limited

Unit 2206, 22/F, The Center,

No.99 Queen’s Road Central,

Central, Hong Kong

From:

Fundergo Limited

10/F, Tai Sang Bank Building,

130-132 Des Voeux Road Central

Central, Hong Kong

Dear Sirs,

Re: License Agreement of CAR PARKING SPACE NO.2090 AT 2ND BASEMENT THE CENTER NO.99 QUEEN’S ROAD CENTRAL HONG KONG

I offer to license the Premises from you on the following terms and conditions:-

1. Premises	:	CAR PARKING SPACE NO.2090 AT 2ND BASEMENT THE CENTER NO.99 QUEEN’S ROAD CENTRAL HONG KONG as shown on the attached floor plan for identification purpose only.

2. Licensor	:	The Center (Car Parks 3) Limited

3. Licensee	:	Fundergo Limited (BR No.:70986135), whose correspondence address is situated at 10/F, Tai Sang Bank Building, 130-132 Des Voeux Road Central, Central, Hong Kong

4. Usage	:	The subject will be used as a car parking space only and not for any other purpose. No warranty or representation is made by you that the Premises can be or are fit to be used for the intended use or any other purpose.

No arms ammunition or unlawful goods gun-powder spirits or spirits kerosene or other explosive or combustible substances or hazardous goods shall be left or placed in any part of the Premises. Furthermore, we shall not leave or place or store or cause or suffer to be stored therein any plastic wax or any other materials for the purpose of plating or similar processes.

5. License Term	:	ONE (1) year commencing on 3 February 2025 and expiring on 2 February 2026 (both dates inclusive).

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6. License Fee	:	HK$5,800.00 per month inclusive of Management Fee, Government rates and rent and other utilities charges and outgoings (if any), payable in advance on the first day of each and every calendar month without any deduction and setoff.

7. Management Fee		Currently at HK$385.00 per month subject to adjustment by the property manager from time to time.

We shall pay all charges for any other utilities and outgoings (if any) in respect of the Premises.

8. Government Rates	:	Subject to adjustment by the Rating and Valuation Department from time to time.

9. License Deposit	:	HK$11,600.00 being two (2) months’ license fee shall be paid by us to you upon our signing of this License Agreement (“License Deposit”).

If there are deductions from the License Deposit, I shall pay to you an additional deposit equal to the total amount of the License Deposit so deducted, by such date as you may prescribe.

The License Deposit shall be retained by you throughout the License Term (subject to your right to forfeit the same). I hereby specifically authorizes you (but without prejudice to any other right or remedy) to apply the License Deposit in payment of the amount of any License Fee, Government rates and other charges payable hereunder by me and any costs expenses loss or damage sustained by you as a result of any of non-observance or non-performance by me/us of any of the covenants, agreements, stipulations, obligations or conditions contained in this License Agreement and on my/our part to be performed and as a condition precedent to the continuation of the License Term, I/we shall deposit with you the amount so deducted, failing which despite your written demand, you shall forthwith be entitled to re-enter the Premises and to determine the License granted hereunder in which event the License Deposit shall be forfeited to you without prejudice to any other right or remedy of you hereunder or under the License Agreement.

I/we shall forthwith on demand by you during the License Term make further deposit equal to Two (2) times the amount by which the License Fee and two (2) months’ Management fee (as the case may be) have increased.

The License Deposit shall be refunded to me/us by you without interest within sixty (60) days after expiration or sooner determination of the License Term and my/our delivery of vacant possession to you in accordance with all the terms and conditions of the License Agreement or within thirty (30) days of my/our settlement of the last outstanding claim by you against me/us, whichever is the later.

10. Handover Condition	:	The Premises are to be handed over to me/us on “bare-shell” condition, provided that there shall be no warranty from you on condition or fitness of the provisions in the Premises for any purpose.

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11. Time	:	Time shall in every respect be of the essence.

12. Notices	:	Any notice to be served on me/us hereunder shall be deemed sufficiently served if addressed to me and sent by prepaid post to or delivered at the address herein provided or such other address as I/we may notify you in writing from time to time.

Any notice to be served on you shall be addressed to you and sent by registered post to or delivered at the address herein provided or any other address which you may notify me in writing from time to time.

13. Indemnity; Insurance	:	The Licensee shall indemnify the Licensor (and its officers, directors and employees) against, and save the Licensor (and its officers, directors and employees) harmless from, any and all losses, damages, claims, liabilities, judgments, costs and expenses (including the cost and expense of defending any claim), arising directly or indirectly during the term of this License out of any act, omission or negligence of the Licensee, its agents, employees, consultants, affiliates, guests, invitees and third party assignees, sublessors and designees. The Licensee will provide for the Licensor, by insurance or otherwise, reasonable written assurance for the performance by the Licensee of this indemnity and save harmless agreement.

Prior to using the Premises in any way, the Licensee shall at its own expense effect and keep in force throughout the License Term a public liability insurance exclusively for this License Agreement for any accident and claims with a reputable insurance company authorized under the Insurance Companies Ordinance (Cap. 41) and approved in writing by the Licensor. The insurance shall be in the joint names of the Licensee and the Licensor, and shall cover an adequate amount for any single claim and unlimited in aggregate for all claims, or cover such amount as the Licensor shall from time to time stipulate, that covers against the consequences of any liability by virtue of injury, death and property loss and damage arising out of this License. The insurance shall contain a clause to the effect that the insurance cover thereby effected and the terms and conditions thereof shall not be cancelled, modified or restricted in any way without the prior written approval of the Licensor. The Licensee shall include a cross liability clause and shall cover, inter alia, liability for death, personal injuries and property and liability for fire, explosion and water damage.

14. Non-Alienation	:	The License Agreement shall be personal to me/us and no transfer, assignment, underletting, licensing, sub-letting, parting with possession or sharing of occupation of the Premises or any part or parts thereof will be allowed.

15. Governing Law	:	This License Agreement shall be governed by the laws of The Hong Kong Special Administrative Region of the People’s Republic of China (“HKSAR”). Each party irrevocably agrees to submit any dispute which arises out of or in connection with this License Agreement to the non-exclusive jurisdiction of the courts of HKSAR.

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16. Termination	:	(a)	The Licensor shall also have the right to terminate this License Agreement by giving the Licensee seven days’ prior written notice if the Licensee is (i) in breach of any provision of this License Agreement and/or (ii) the Licensor receiving any complaint or objection on the use of the Premises from any government authority(es) except in the event of the Licensee’s failure to pay any amount that should be borne by the Licensee any time during the License term, the Licensor shall have the right to terminate this License Agreement at the Licensor’s sole discretion without the need to provide any prior notice to the Licensee.

		(b)	This License Agreement shall immediately become null and void on the same day when this License Agreement is terminated without any prior notice to the Licensee. Except the termination due to Clause 18 (b)(i) hereinabove, any overpayment of the License Fee and Government Rates shall be refunded to the Licensee on a pro-rata basis together with the License Deposit without any interest.

		(c)	If this License Agreement is terminated pursuant to this Clause 18, this License Agreement shall forthwith terminate, and the Licensee shall thereafter have no claim whatsoever against the Licensor, but without prejudice to any right of action of the Licensor in respect of any antecedent breach or non-observance or non-performance of any of the agreements, stipulations and conditions of this License Agreement and on the Licensee’s part to be observed and performed.

17. Special Conditions	:	(i)	The Premises is to be used for carpark only and not for any other purpose.

		(ii)	No display is permitted which may be or become a nuisance, annoyance, damage or disturbance to the Licensor or to any of the other tenants or occupiers of the building or property in the neighborhood or in anyways is against the laws or the regulations of the Government of HKSAR.

		(iii)	No alteration or additions are to be made to this subject without first obtaining written permission from the Licensor.

		(iv)	No advertisement or sign is allowed to be affixed to the external part of the Premises and/or the building.

		(v)	The Licensor, Management Office Manager/ Property Manager or their staffs, agents, or any other authorized representative are permitted to inspect the Premises with prior notice given to me/us.

		(vi)	The Licensor will not be held responsible for any loss or damages suffered by me/us or any third party through the use of the said Premises. The Licensee is also liable to indemnify the Licensor against any claims made against the Licensor by any third party and any loss suffered by the Licensor either directly or indirectly through the use of the said subject by the Licensee.

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(vii)	The Licensee rnay not assign, sublet or part with the possession of the said subject or any part thereof without the written consent of the Licensor.

(viii)	Both parties shall have the right to terminate this License by giving one (1) month’s prior written notice to the other party.

(ix)	The Licensee shall not do or cause to be done any act or thing whatsoever in contravention of the terms and covenants and provisions contained in the Crown Lease, DMC of The Center.

(x)	The Licensee shall not do or permit to be done anything whereby the policy or policies of insurance on The Center against damage by fire or other calamity for the time being subsisting may become void or voidable or whereby the rate of premium may be increased and shall indemnify the Licensor against all expenses incurred by it on account of renewal of such policy or policies being made necessary by a breach of this covenant and will give to the Licensor a full and sufficient indemnify in respect of any loss it may suffer as a result of any breach of this clause, and

(xi)	If the license fee hereby stipulated or any part thereof shall be unpaid for 15 days after becoming payable (whether legally or formally demanded or not) or if the Licensee shall fail or neglect to perform or observe any term and condition contained herein, it shall be lawful for Licensor at any time thereafter with or without notice being given to the Licensee to terminate this license and to re-enter upon the said Premises or any part thereof in the name of the whole but without prejudice to any right of action of the Licensor in respect of any breach of the licensee’s term and condition contained herein.

18. Confidentiality	:	The terms of this License Agreement are strictly confidential and I undertake not to disclose to any third party (except to my legal advisors and auditors) any details of this License Agreement or other related negotiations between me without your prior written consent. I further undertake not to register or permit the registration of this License Agreement at the Land Registry.

19. Independent Advice	:	I/We have been advised to seek independent legal advice as to the contents of this License Agreement prior to the signing hereof. Should I/we decide not to seek independent legal advice hereon, I/we shall be deemed to have waived my right to do so and to have full understanding of the legal effect of the terms and conditions herein upon the signing of this License Agreement.

20. Third Parties’ Rights	:	Except as otherwise provided in this License Agreement or where a right or remedy of a third party already exists or is available apart from the Contracts (Rights of Third Parties) Ordinance, a person who is not a party to this License Agreement shall have no rights under the said Ordinance to enforce or enjoy the benefit of any provision of this License Agreement.

Your acceptance of this License Agreement shall be evidenced by your returning to me/us within fourteen (14) days from the date hereof a signed and dated copy of this License. For the avoidance of doubt, the acceptance of this License by you shall be deemed received by me/us on the date of its posting (or sending of e-mail) to me/us.

This License Agreement sets out the full and only agreement reached between the parties and supersedes any other understandings, written or verbal, that the parties may have had with respect to the Premises.

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I/We now enclose my/our cheque for HK$81,200.00 being the 12 months’ License fee and the License deposit made payable to “Hundreds Source Limited” from me/us to you upon my/our signing of this License Agreement.

Yours faithfully,	Confirmed and Accepted by
For and on behalf of	For and on behalf of
Fundergo Limited	The Center (Car Parks 3) Limited

/s/ Kevin NG
Name: Kevin NG	Name:
Date: 24 January 2025	Date: 24 January 2025

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